FORM 4


Check this box if no
longer subject to
Section 16. Form 4 or
Form 5 obligations
may continue. See
Instruction 1(b).
(Print or Type
Responses)

UNITED STATES SECURITIES
AND EXCHANGE
COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN
BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the
Securities Exchange Act of 1934,
Section 17(a) of the Public Utility
Holding Company Act of 1935 or
Section 30(f) of the Investment
Company Act of 1940
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1.
Name and Address of Reporting Person*

2.
Issuer Name and Tickler or Trading Symbol
I-Sector Corporation (ISEC)
6.
Relationship of Reporting Person(s) to Issuer
(Check all applicable)

___
Director
___
10% Owner

_X_
Officer (give title below)
___
Other (specify below)

__________________________________

Hennessy William R
(Last)     (First)     (Middle)

3.
I.R.S. Identification
Number of Reporting
Person, if an entity
(voluntary)

4.
Statement for Month/Year
04/28/2001

6401 Southwest Freeway
(Street)

5.
If Amendment, Date of
Original (Month/Year)

7.
Individual or Joint/Group Filing (Check Applicable Line)

_X_
Form filed by One Reporting Person

___
Form filed by More than One Reporting Person

Houston, TX 77074
(City)     (State)     (Zip)
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned 1.
Title of Security
(Instr. 3)

2.
Transaction Date


(Month/Day/Year)

3.
Transaction
Code
(Instr. 8)

4.
Securities Acquired
(A)
or Disposed of (D)
(Instr. 3, 4 and 5)

5.
Amount of Securities
Beneficially Owned at End
of Month

(Instr. 3 and 4)

6.
Ownership
Form: Direct
(D) or
Indirect (I)
(Instr. 4)

7.
Nature of
Indirect
Beneficial
Ownership


(Instr. 4)



Code
V
Amount
(A)
or
(D)
Price



Common Stock
04/09/01
  P

5,000
 A
1.0625

5,000
         D































































Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.
Title of
Derivative
Security
(Instr.3)

2.
Conversion
or Exercise
Price of
Derivative
Security

3.
Transaction Date
(Month/Day/Year)

4.
Transaction
Code
(Instr. 8)

5.
Number of Derivative
Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)

6.
Date Exerciseable
and Expiration
Date
(Month/Day/Year)

7.
Title and
Amount of
Underlying
Securities
(Instr. 3
and 4)

8.
Price of
Derivative
Security
(Instr. 5)

9.
Number of
Derivative
Securities
Beneficially
Owned at
End of
Month
(Instr. 4)

10.
Ownership
Form of
Derivative
Securities
Beneficially
Owned at
End of
Month
(Instr. 4)

11.
Nature of
Indirect
Beneficial
Ownership
(Instr. 4)




Code
V
(A)
(D)
Date
Exercisable
Expiration
Date
Title
Amount
or
Number
of
Shares






























































































Explanation of Responses:






__________________________________
**Signature of Reporting Person
____05/01/2001___________________
Date
                       by:/s/Donald R. Chadwick, Attoryey-in-fact
Reminder:
Report on a separate line for each class of securities beneficially Owned directly or indirectly.*
If the form is filed by more than one reporting person, see
Instruction 4(b)(v).**
Intentional misstatements or omissions of facts constitute Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:
File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure